Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-275510 on Form S-4 of our reports dated February 23, 2023, relating to the financial statements of Lazard Ltd and the effectiveness of Lazard Ltd’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lazard Ltd for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 27, 2023